PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-36490
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Utilities HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Utilities HOLDERS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
American Electric Power Company, Inc.	AEP	14	NYSE
Centerpoint Energy, Inc.	CNP	13	NYSE
Consolidated Edison, Inc.	ED	9	NYSE
Dominion Resources, Inc.(1)	D	11	NYSE
Duke Energy Corporation	DUK	30	NYSE
Dynegy, Inc.	DYN	12	NYSE
Edison International	EIX	15	NYSE
El Paso Corporation	EP	10	NYSE
Entergy Corporation	ETR	10	NYSE
Exelon Corporation	EXC	30	NYSE
FirstEnergy Corporation	FE	10	NYSE
FPL Group, Inc.	FPL	16	NYSE
PG&E Corporation	PCG	17	NYSE
Progress Energy, Inc.	PGN	7	NYSE
Public Service Enterprise Group Incorporated	PEG	10	NYSE
Reliant Energy, Inc.	RRI	10.2518	NYSE
The Southern Company	SO	29	NYSE
Texas Utilities Company(2)	TXU	24	NYSE
The Williams Companies, Inc.	WMB	20	NYSE

(1)
Due to the 2 for 1 stock split of Dominion Resources, Inc., the quantity of shares of Dominion Resources, Inc. (NYSE  ticker “D”), an underlying constituent of the Utilities HOLDRS Trust, represented by each 100 share round lot of  Utilities HOLDRS increased to 22 (from 11). As a result, effective November 26, 2007, creations of Utilities  HOLDRS will require 22 shares of Dominion Resources, Inc. per round lot of 100 Utilities HOLDRS.

(2)
The merger between TXU Corporation (NYSE ticker “TXU”), an underlying constituent of the Utilities HOLDRS Trust, and Texas Energy Future Merger Sub Corp. became effective on October 10, 2007. As a result, effective close  of business October 17, 2007, TXU Corporation will no longer be an underlying constituent of the Utilities HOLDRS  Trust. For the 24 shares of TXU Corporation represented by each 100 share round lot of Utilities HOLDRS, The Bank  of New York will receive $1,662.00.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 30, 2007.